EXHIBIT B-1
AMERICAN FIDELITY DUAL STRATEGY FUND, INC.
VERIFICATION PURSUANT TO RULE 0-2(d)
          The undersigned being duly sworn deposes and states that he has duly executed the attached “Amendment No. 1 to the Application for an Order Pursuant to Section 6(c) of the Investment Company Act of 1940 for an Exemption from Section 15(a) of the Act, and Certain Disclosure Requirements” for and on behalf of American Fidelity Dual Strategy Fund, Inc.; that he holds the office of President of such company; and that all action by stockholders, directors and other bodies necessary to authorize deponent to execute and file such instrument has been taken. Deponent further says that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

By:	/s/ David R.Carpenter
	Name:	David R. Carpenter
	Title:	President

          Subscribed and sworn to before me, a Notary Public, this 10th day of March, 2010.

(S E A L)
Notary Public
My commission expires: